THIS EXHIBIT CONTAINS CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE CONFIDENTIAL INFORMATION ON PAGES 6, A-1, A-2 AND A-3 HAS BEEN REPLACED WITH ASTERISKS.


                                                                  EXHIBIT 10.8
                         MIDLAND CREDIT MANAGEMENT, INC.
                              500 WEST FIRST STREET
                            HUTCHINSON, KANSAS 67504
--------------------------------------------------------------------------------



                                                              February 13, 1998




Mr. Franklin Chandler
500 West First Street
Hutchinson, Kansas  67501

Dear Mr. Chandler:

                  It is with great pleasure that we hereby confirm your employment as President and Chief Executive Officer of Midland Credit Management, Inc. (the "Company"), on the terms and conditions set forth in this letter and in the attached term sheet (the "Term Sheet"). During the term of your employment with the Company, you shall also serve as President and Chief Executive Officer of Midland Corporation of Kansas, the parent company of Midland ("MCK"), and Midland Financial Services, Inc., a wholly owned subsidiary of MCK ("MFS").

                  This letter agreement contains the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may only be amended, superseded, canceled, extended or renewed and the terms hereof waived, only by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

                  You will report to the Board of Directors of the Company (the "Board") and your duties, which shall be substantially similar to your duties presently being performed as of the date hereof, will be performed primarily at the principal place of business of the Company in Hutchinson, Kansas. The Company shall furnish sufficient facilities, services, staffing and assistance to enable you to perform your duties hereunder. The term of your employment shall continue through the third anniversary of the date hereof, provided that such term shall be automatically extended for successive one year periods unless either you or the Company gives written notice to the other, at least one-hundred eighty (180) calendar days before such extension is to take effect, that they do not wish the term to be extended. This Agreement may be terminated prior to the expiration of the original term, or any extension thereof: (i) in the event that you shall die; (ii) in the event that you shall become Disabled (for purposes of this clause (ii), "Disabled" shall mean that you shall have failed, due to illness or other physical or mental incapacity, to render services of the character contemplated by this Agreement for an aggregate of more than ninety (90) calendar days during any twelve (12) month period); (iii) for Cause (as hereafter defined); or (iv) in the event that you give written notice to the Company of your resignation.

                  For purposes of this letter agreement "Cause" means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder which, in the case of gross negligence, has a materially adverse effect on the business or condition (financial or otherwise) of the Company or any of its subsidiaries or affiliates; (ii) willful material misrepresentation at any time by you to the Board, or any of MCM Holding Company LLC, C.P. International Investments Limited or their affiliates (collectively, the "Principal Stockholders"); (iii) willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the Board; (iv) engagement by you in any conduct or the commission by you of any act which is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of any of the Principal Stockholders, MCK or the Company; (v) indictment for any felony involving fraud or moral turpitude, or conviction of any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure to substantially comply with any written rules, regulations, policies or procedures of the Company furnished to you which, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its subsidiaries or affiliates; or (vii) any willful failure to comply with the Company's, or any of its subsidiaries' or affiliates' policies regarding insider trading; provided, however, that in the case of clause (vi) of the definition of "Cause" set forth in this paragraph, if your failure or refusal referred to therein is curable by you, then "Cause" shall not be deemed to exist unless you fail or refuse to so cure within three (3) business days of your receipt from the Company of a request for such cure and such request to cure is the first such request delivered under this paragraph. A decision by the Company to deliver the notice referred to in the third sentence of the third paragraph of this letter agreement shall not constitute "Cause".

                  In the event of termination of your employment by the Company for reasons other than: (i) those set forth in clauses (i) - (iv) of the third paragraph of this letter agreement, or (ii) a decision by the Company not to deliver the notice referred to in the third sentence of the third paragraph of this letter agreement, Midland shall pay to you a sum equal to your annual base rate of salary in effect as of the effective date of such termination, payable in semi-monthly installments commencing with the month after such termination until the earlier of (x) the end of the then effective term of this letter agreement or (y) the first anniversary of such termination. In addition, in such event, you will be entitled, (i) to receive a pro rata portion of your annual bonus for the portion of the calendar year that you worked for the Company prior to such termination of employment, and (ii) at your election, to continue your coverage under all health and medical insurance policies, pursuant to Section 4980B of the Internal Revenue Code, as amended, or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, maintained by Midland, the cost of such coverage to be allocated between you and Midland in a manner consistent with the allocation of health and medical coverage costs applicable to other active Midland executive officers.

                  You acknowledge that as the Company's President and Chief Executive Officer you will be involved, at the highest level, in the development, implementation, and management of the Company's and its subsidiaries' businesses, strategies and plans, including those which involve the Company's and its subsidiaries' finances, marketing operations, industrial relations, operations and acquisitions. By virtue of your unique and sensitive position, your employment by a competitor of the Company or its subsidiaries represents a serious competitive danger to the Company and its subsidiaries and the use of your talent, knowledge, and information about the Company's and its subsidiaries' businesses, strategies, and plans can and would constitute a valuable competitive advantage over the Company and its subsidiaries. In view of the foregoing, you covenant and agree that, for a period of three (3) years following the termination of your employment with the Company or the expiration of the then current term of this letter agreement, as the case may be, you will not engage or be engaged in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor owning less than one percent (1%) interest in a publicly held company) in any business or entity that is engaged in the business of purchasing defaulted or charged-off retail installment contracts, retail revolving contracts or other promissory notes (and related security agreements) or other unsecured loan accounts in the auto deficiency, consumer loan, credit card and student product lines, and managing, restructuring, reselling and/or liquidating such accounts for itself as the owner of such accounts.

                  You agree to treat as confidential and not to disclose to anyone other than the Company, its subsidiaries and affiliated companies, and you agree that you will not at any time during your employment and for a period of three (3) years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use of the benefit of anyone other than the Company, its subsidiaries and affiliated companies, any information of a confidential nature relating in any way to the business of the Company, its subsidiaries or affiliated companies, or any other Person having a direct business relationship with the Company or its subsidiaries, unless (i) you are required to disclose such information by requirements of law, (ii) such information is in the public domain through no fault of yours, or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality.

                  You agree that in addition to any other remedy provided at law or in equity, (a) the Company shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating the provisions of the preceding two paragraphs, (b) you will indemnify and hold each of the Company, its subsidiaries and either of the Principal Stockholders harmless from and against any and all damages or loss incurred by either of the Principal Stockholders, the Company or any of their affiliates (including reasonable attorneys' fees and expenses; provided, however, that you shall not in connection with any one action or separate but substantially similar action arising out of the same allegation, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified parties hereunder, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively pursue such claim, or to the extent that any conflict or potential conflict exists among the indemnified parties that would make separate representation advisable) as a direct result of any willful or reckless violation of such provisions; and
(c) the Company's remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of such violation and any earned but unpaid vacation or except as may be required by law) as a result of any willful or reckless violation of such provisions.

                  You agree that the Company may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority asserts a liability against the Company for failure to withhold taxes on any payment hereunder, you will pay to the Company the amount determined by such taxing authority that had not been withheld, together with any interest imposed by such taxing authority on such amount, within ninety (90) days of notice to you of such determination.

                  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, return receipt requested. Any such notice shall be deemed given when so delivered personally, or, if mailed, on the date of receipt, (i) if to the Company, to the attention of the Chairman of the Board at the address first written above, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, Attention: Neale M. Albert, Esq., and (ii) if to you, at the address first written above.

                  This letter agreement and your rights and obligations hereunder may not be assigned by you. The Company may assign this letter agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

                  This letter agreement shall be governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within such State.

                  If you agree with the terms outlined above and in the Term Sheet, please date and sign the copy of this letter enclosed for that purpose and return it to me.


                                            Sincerely,

                                            MIDLAND CREDIT MANAGEMENT, INC.


                                            By: /s/ Gregory G. Meredith
                                                -------------------------
                                                Name: GREGORY G. MEREDITH
                                                Title: VICE-PRESIDENT


Agreed and Accepted
this ____ day of February, 1998:



/s/ Franklin Chandler
------------------------
Franklin Chandler

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
                                                                             6

                                Franklin Chandler
                      President and Chief Executive Officer
                                       of
                        Midland Credit Management, Inc.,
                        Midland Corporation of Kansas and
                        Midland Financial Services, Inc.


                              Employment Term Sheet


PROVISION                     TERM                             COMMENTS
---------                     ----                             --------
CONTRACT TERM                 Three years, subject to          Automatic one year extensions unless
                              renewal.                         the Company or executive gives 180
                                                               days' notice of non-renewal.

BASE SALARY                   $200,000/year, to be paid        If Midland's net operating revenues
                              on a regular basis by            for fiscal 1998 exceed [*]
                              Midland in accordance            then the executive's base salary shall
                              with Midland's payroll           increase to [*] for fiscal
                              procedures and policies.         1999.  If Midland's net operating
                                                               revenues for fiscal 1999 exceed [*],
                                                               then the executive's base salary shall
                                                               increase to [*] for fiscal 2000.
                                                               Midland's net operating revenues shall be
                                                               calculated in accordance with GAAP based on
                                                               Midland's audited financial statements for the
                                                               respective fiscal year. Subsequent thereto and
                                                               during any extension term, the executive's
                                                               base salary shall be subject to increase, but
                                                               not decrease, in an amount determined by the
                                                               Board, in its sole discretion.

PROVISION                     TERM                             COMMENTS
---------                     ----                             --------
ANNUAL CASH                   The executive shall be           Any annual cash incentive bonus
INCENTIVE                     eligible to receive annual       payable hereunder shall be paid to the
                              incentive cash bonuses           executive not later than 15 business
                              based on Midland and             days following the delivery of
                              individual performance           Midland's audited financial statements
                              assessed for each fiscal         for the fiscal year with respect to
                              year relative to objectives      which such bonus is payable.
                              agreed to in advance
                              between the executive
                              and the Board.  (A copy
                              of the incentive plan for
                              fiscal 1998 is attached
                              hereto as Annex A.)

BENEFITS                      Benefits as are made
                              available to other
                              executives of Midland,
                              including participation in
                              the Midland's
                              health/medical and
                              insurance programs.

VACATION                      4 weeks per year.

AUTOMOBILE                    Midland shall continue to
                              provide use of the automobile
                              currently being provided to
                              the executive.

PROVISION                     TERM                             COMMENTS
---------                     ----                             --------
EXPENSES                      Reasonable and necessary
                              out-of-pocket expenses
                              incurred in the
                              performance of duties
                              shall be reimbursed by
                              Midland in accordance
                              with its policies.

                              Midland shall make donations
                              to charitable organizations
                              designated by the executive
                              in an amount not to exceed
                              $25,000 per annum.

                              Annual membership dues for
                              two country clubs shall be
                              reimbursed or paid by Midland.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                                            Annex A to
                                                            Employment Agreement


                         ANNUAL CASH INCENTIVE PROGRAM
                        MIDLAND CREDIT MANAGEMENT, INC.
                                (FRANK CHANDLER)


     The annual cash incentive program described below is being provided to Frank Chandler, Chief Executive Officer of Midland Credit Management, Inc. (the "Company"). During the term of the program, and subject to any conditions or restrictions contained in Mr. Chandler's employment agreement with the Company, he shall receive annual incentive cash bonuses based on the Company's performance for a targeted fiscal year. The annual cash incentive bonus shall be paid not later than 15 business days following the delivery of the Company's audited financial statements for the fiscal year with respect to which such bonus is payable. Mr. Chandler shall receive a cash incentive bonus calculated as a percentage of his annual base salary based on the "Actual Pre-Tax Profits" of the Company compared to the "Target Pre-Tax profits" of the Company for such fiscal year. The amount of cash incentive bonus payable for a fiscal year hereunder shall be determined according to Schedule I attached hereto and will range from [*] of his base salary if Actual Pre-Tax Profits are [*] of Target Pre-Tax Profits for such year, to a maximum of [*] of base salary if Actual Pre-Tax Profits equal or exceed [*] of Target Pre-Tax Profits. Percentages are to be rounded to the nearest whole number.

     "Target Pre-Tax Profits" shall be determined by the Company's Board of Directors during the fourth fiscal quarter of each year for the next succeeding fiscal year. "Actual Pre-Tax Profits" shall be defined as the Company's pre-tax profits for the fiscal year calculated in a manner consistent with past practices and the practices used to develop the cash incentive program. The Target Pre-Tax Profits for Fiscal 1998 is [*] and has been calculated according to the attached Schedule II.

     Examples: If Actual Pre-Tax Profits for fiscal 1998 were [*] (or
[*] of Target Pre-Tax Profits, after rounding), no cash incentive bonus would be payable. If Actual Pre-Tax Profits for fiscal 1998 were [*] (or [*] of Target Pre-Tax Profits, after rounding), a cash incentive bonus of [*] of Mr. Chandler's annual base salary would be payable.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.



                                                                      SCHEDULE I
Midland Credit Management, Inc.
Annual Cash Incentive Program Schedule - Frank Chandler
--------------------------------------------------------------------------------



% of Target Pre-Tax     Bonus as a          % of Target Pre-Tax     Bonus as a
 Profits Achieved       % of Salary          Profits Achieved       % of Salary
-------------------     -----------         -------------------     -----------

[*]

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.


                                      [*]

                                      A-3